Executed Copy

Exhibit 10.20

Heritage Insurance Holdings, Inc.

A DELAWARE CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of January 1, 2015 by and between HERITAGE INSURANCE HOLDINGS, INC., and any of its parent or subsidiary companies (collectively , the "Company") , and Sharon Binnun (the

"Executive").

RECITALS

1.	The Company owns and operates a property and casualty insurance company that operates in the State of Florida.

2.	The Executive. while assisting with the operation of the Company will obtain intimate knowledge of the business plan and modeling for the Company.

3.	The Executive. in its duties. will come to possess intimate knowledge of the business and affairs of the Company and its Subsidiaries, their policies, methods and personnel.

4.

The Board of Directors (the "Board") of the Company recognizes that the Executive's contribution to the growth and success of the Company and its Subsidiaries will be substantial and desires to assure the Company of the Executive's role in an Executive capacity and to compensate them, therefore.

5.	The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company and its Subsidiaries.

6.	The Executive is willing to make its services available to the Company and its Subsidiaries on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

Section I. Term

1.	Term of Employment. The Company shall continue to retain the Executive and the Executive shall continue to serve the Company and its Subsidiaries , on the terms and conditions set forth herein , from January 1, 2015 until the termination of this agreement (the "Employment Term").

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Exhibit 10.20

2.Duties of Executive. The Executive shall perform the duties of an Executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote its services on a fulltime basis to the business and affairs of the Company and the Subsidiaries.

Section IL Compensation

1.Salary. During the Employment Term, the Executive shall receive a bi-monthly salary of $12,500.00, subject to normal withholdings and matchings.

2.Additional Cash Compensation. During the Employment Term, Executive shall be eligible to receive an additional annual amount up to $60,000 or such greater amount, as approved by the Board of Directors in their sole discretion.

...,

.) .Automobile Allowance. Executive shall receive an automobile allowance of

$900/month or such greater amount as approved by the Board of Directors during the Employment Term.

4.Expense Reimbursement. During the Employment Term, the Company , upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executive es, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the Subsidiaries , expenses for travel and entertainment and other benefits provided to other executives of the Company and the Subsidiaries including stock options and similar benefits set by the Board from time to time.

5.Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office, and such other facilities and services suitable to her position and adequate for the performance of her duties hereunder.

6.Vacation. During the Employment Term, Executive shall be entitled to reasonable paid vacations during each year of the Term, the time and duration thereof to be determined by mutual agreement between Executive and the Company, but not less than that period authorized for other employees of the Company.

Section III. Termination

1. Termination. Notwithstanding anything contained in this Agreement to the contrary, Executive is an at will employee and may be terminated for any reason as determined by the Company in its sole discretion.

Section IV. Restrictive Covenants

1.	Confidentiality/Non-Disclosure. "Confidential Information" shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as

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Exhibit 10.20

"confidential" or "private"), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the operation of the Company in any way including , but not limited to, business plan, underwriting , products, services, research, or development of or by the Company or its Subsidiaries , suppliers, distributors, customers , investors , partner, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a.Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing , promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b.Identities of: negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company's or its Subsidiaries' suppliers, distributors , customers , investors, partners and/or other business associates, their contact information, and their confidential information;

c.Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific prograi11 information, trade or industrial practices, computer programs, formulae, systems, research, records, rep01is, manuals , documentation , customer and supplier lists , data and databases relating thereto, and technology and methodology regarding specific projects; and

cl. Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. "Intellectual Property," or "IP," shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible prope1iy protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications , patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnership, documentation, processes, and methods and results of research.

2.	Acknowledgements .

a.The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors as a result of the Executive's failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company's, the insurance entity or other Subsidiary's viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character

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Exhibit 10.20

and that such position allows the Executive access to Confidential Information and Intellectual Property.

b.The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues;

(b)the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; and (c) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive's heirs , executors, successors, administrators, representatives and agents.

c.The Executive agrees to receive and to treat Confidential Information and the knowledge on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.

To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company's and its Subsidiaries' customer or prospective customer data to conduct market in g, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any person;

ii.Not to disclose Confidential Information. except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive's assigned duties for the Company or its Subsidiaries, to any person without the prior express written consent of the Board of Directors of the Company;

iii.

To tender all Confidential Information to the Company, and destroy any of the Executive's additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement ;

iv.To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or

(b) during the Initial Term or Employment Term of this Agreement , or ( c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (cl) which was aided by the use of trade secret information, whether or not during working hours and regardless of location ;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure , misuse, espionage, loss, misappropriation and theft;

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vi.	Immediately notify the Board of Directors of the Company of any breach of this Agreement; and

vu.

Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries , or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

3.

Clawback. If the Executive breaches any of the terms of this agreement, the Company shall have the right to seek damages and injunctive relief for any breaches of this agreement. Each party shall be responsible for all expenses and attorney's fees incurred by the Company related to Executive's breach of this agreement.

4.

Non-Solicitation. For a period of two years after the Executive leaves the employment of the Compai1y, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, dive1i away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of twelve (12) months.

5.

Non-Compete. For a period of twelve (12) months after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, work for or consult with any competing insurance companies that do business in the same states in which the Company does business at the• time of the Executive's termination of employment.

6.

Non-Prohibition . Notwithstanding any other provision of this Agreement , the Executive shall not be prohibited or restricted from the practice of public accounting upon termination of employment with the Company or Subsidiaries for any reason.

7.

Severance. In addition, notwithstanding any other provision of this Agreement , upon the consolidation, merger, transfer of assets or other acquisition of the Company ("Acquisition") , the Executive shall not be subject to any restrictions or covenant of this Agreement , if the Executive' s employment is terminated for any reason by either the Company or the Executive within six (6) months after such Acquisition. In the event that the Executive is terminated by the Company for any reason within six (6) months after the Acquisition , then the Executive shall be paid a lump sum severance equal to six (6) months of Salary at the level paid to the Executive at the time of the termination.

Section V. Miscellaneous

1.

Severability. In the event that the provisions of ai1y covenai1t of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason

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Exhibit 10.20

whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2.

Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board's request at any time.

3.

Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Initial Term or Employment Term of this Agreement and shall continue to bind the Executive and the Executive's respective heirs, executors, successors, administrators, representatives and agents.

4.

Consolidation , Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

5.	Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third party beneficiary under the provisions of this Agreement.

6.

Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.	Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

8.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations , letters and understandings relating to the subject matter hereof.

9.	Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties

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Exhibit 10.20

against whom enforcement of any such amendment, supplement or modification is sought.

10.	Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except as described in above.

11.

Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

12.

Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.

Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordm1ce with the fair meaning thereof.

14.

Venue. Should it become necessary for any party to institute legal action to enforce the te1111s and conditions of this Agreement the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit action or proceeding seeking equitable remedies with respect to this Agreement shall be brought in the courts of the State of Florida, County of Pinellas. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

15.	Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association .

16.

Equitable Remedy. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing i1Teparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement temporary restraining order, temporary or permanent injunction , or any other equitable remedy that may then be available to the aggrieved party.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

18.

Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail postage prepaid, registered or certified mail, return receipt requested , or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

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Exhibit 10.20

Agreed to by:

Heritage Insurance Holdings, Inc.

By:/s/BRUCE LUCAS

Bruce Lucas, CEO

By: /s/SHARON BINNON

Sharon Binnun, Executive Vice President